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                                                                    EXHIBIT 4(h)

                                 SOUTHTRUST CORPORATION
                          DISCOUNT STOCK PAYROLL PURCHASE PLAN

       The following constitute the provisions of the Discount Stock Payroll Purchase Plan of SouthTrust Corporation.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.            Definitions.

       a.            "Board" shall mean the Board of Directors of the Company.

       b. "Code" shall mean the Internal Revenue Code of 1986, as amended.

       c. "Committee" shall mean the Human Resources Committee of the Board.

       d. "Common Stock" shall mean the common stock, par value $2.50 per share, of the Company.

       e. "Company" shall mean SouthTrust Corporation, a Delaware corporation, and any Designated Subsidiary of the Company.

       f. "Compensation" shall mean, the annualized rate of base straight time earnings as as determined on the first day of the Plan Year, but excludes payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

       g. "Continuous Service" shall mean the number of full years and completed months of continuous employment with the Company calculated from an Employee's last hire date to his date of severance of employment for any reason. Continuous Service shall not be broken and shall be credited for absences due to vacation, temporary sickness or injury, other paid or unpaid leaves of absence authorized by the Company and leaves of absence which would not cause an individual to cease to be an Employee.

       h. "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

       i. "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five
              (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave


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              exceeds 180 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 181st day of such leave.

       j. "Exercise Date" shall mean the last Trading Day of each Plan Year.

       k. "Fair Market Value" shall mean, as of any date, the last sales price of the Common Stock as reported on the Automated Quotation System of the National Association of Securities Dealers, Inc. -- National Market System ("NASDAQ") on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

       l.            "Grant Date" shall mean the first Trading Day of each Plan
              Year.

       m.            "Plan" shall mean this Discount Stock Payroll Purchase
              Plan.

       n.            "Plan Year" shall mean the period of approximately twelve
              (12) months commencing on the first Trading Day on or after January 1st of each calendar year and terminating on the last Trading Day of each calendar year.

       o. "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Grant Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 20.

       p. "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

       q. "Trading Day" shall mean a day on which NASDAQ is open for trading.

3.            Eligibility.

       a. Subject to the limitations set forth herein, every Employee of the Company shall be eligible to participate in the Plan as of the Grant Date coincident with or immediately following his or her completion of at least two years of Continuous Service.

       b. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of capital stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.


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4.            Plan Years. The Plan shall be implemented by consecutive Plan
       Years with a new Plan Year commencing on the first Trading Day on or after January 1st each year, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with
       Section 20 hereof.

5.            Participation.

       a. An eligible Employee may become a participant in the Plan by completing an enrollment form authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office. If an Employee is eligible to participate in the Plan before the first day of the Plan Year, such Employee will begin participating in the Plan on the Grant Date by filing the enrollment form in the payroll office prior to that date. If an Employee, who is eligible to participate in the Plan before the first day of the Plan Year, files an enrollment form after the Grant Date, such Employee will begin to participate in the Plan as soon as administratively possible, but not more than 30 days after the filing of the enrollment form. If an Employee becomes eligible to participate in the Plan after the beginning of the Plan Year and files an enrollment form in the payroll office, such Employee's participation in the Plan will not commence until the following Plan Year.

       b. Payroll deductions for a participant shall commence on the first payroll following the date the enrollment form is filed in the Company's payroll office and shall end on the last payroll in the Plan Year to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.            Payroll Deductions.

       a. At the time a participant files his or her enrollment form, he or she shall elect to have payroll deductions made on each pay day during the Plan Year. A participant may authorize payroll deductions in an amount not less than Twenty and No/100 Dollars ($20.00) per pay period and not more than ten percent (10%) of the participant's Compensation during the Plan Year. Notwithstanding the foregoing, the minimum amount which must be deducted from an eligible Employee's payroll during the Plan Year shall be Three Hundred and No/100 Dollars ($300.00) and the maximum amount which may be deducted from an eligible Employee's payroll during the Plan Year shall be equal to the lesser of (i) Twenty-Five Thousand and No/100 Dollars ($25,000.00), or (ii) Ten Percent (10%) of such eligible Employee's Compensation during the Plan Year.

       b. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages or whole dollar amounts only.


       c. A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Plan Year by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. A participant may not change the payroll deduction rate more than two times in any one Plan Year. The Committee may, in its discretion, further limit the number of participation rate changes during any Plan Year. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new enrollment form unless the Company


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              elects to process a given change in participation more quickly. A participant's enrollment form shall remain in effect for successive Plan Years unless terminated as provided in Section 10 hereof.

       d. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Plan Year. Payroll deductions shall recommence at the rate provided in such participant's enrollment form at the beginning of the next Plan Year, unless terminated by the participant as provided in Section 10 hereof.

       e. At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock or withdrawal from the Plan pursuant to Section 10 hereof. At any time, the Company may, but shall not be obligated to, withhold from the participant's Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7. Grant of Option. On the Grant Date of each Plan Year, each eligible Employee participating in such Plan Year shall be granted an option to purchase on each Exercise Date during such Plan Year (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Committee may, in its absolute discretion, establish a maximum number of shares of the Company's Common Stock that an Employee may purchase during each Plan Year by giving written notice to participants of the establishment of such maximum prior to the effective date of such maximum. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Plan Year.

8.            Exercise of Option.

       a.            Unless a participant withdraws from the Plan as provided in
              Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.
              No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Plan Year, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.


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       b.            If the Committee determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Grant Date of the applicable Plan Year, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Committee may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Grant Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue the Plan Year then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Grant Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate the Plan Year then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Grant Date of any applicable Plan Year pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Grant Date.

9.            Delivery of Stock Certificates; Restrictions on Resale.

       a. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall instruct its transfer agent to prepare and deliver to the Human Resources Department of the Company one or more certificates representing the shares purchased upon exercise by each participant in the Plan, which shall be held in escrow by the Company for the benefit of each such participant until the expiration of the Company's repurchase option described in Section 9(b) below. As promptly as practicable after the termination of such repurchase option, the Company shall deliver to each participant each certificate held in escrow by the Company for the benefit of such participant for which the option has so terminated.

       b. If a participant or former participant proposes to dispose of a share of Common Stock obtained under the Plan (i) prior to two years after the date on which the option to purchase such share of Common Stock was granted, or (ii) prior to one year after the Exercise Date on which the option to purchase such share of Common Stock was exercised, that participant or former participant must immediately deliver to the Committee written notice of such proposed disposition. Upon receipt of such notice, the Company shall have the exclusive option, for a period of ten (10) days after receipt of such notice, to purchase such Common Stock for a price equal to the lesser of (i) the Purchase Price for such shares or (ii) the Fair Market Value of such Common Stock on the date of such repurchase. If the Company does not elect to exercise its option to purchase such Common Stock, then the participant or former participant may proceed with the proposed disposition.

10.           Withdrawal.

       a. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such


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              participant promptly after receipt of notice of withdrawal and such participant's option for the Plan Year shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Plan Year. If a participant withdraws from a Plan Year, payroll deductions shall not resume at the beginning of the succeeding Plan Year unless the participant delivers to the Company a new enrollment form.

       b. A participant's withdrawal from a Plan Year shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Plan Years which commence after the termination of the Plan Year from which the participant withdraws.

11.           Termination of Employment.

       a. Upon a participant's ceasing to be an Employee as a result of such Employee's death, disability, or retirement (each, a "Termination Event"), the Plan Year then in progress with respect to such participant shall be shortened by setting a new Exercise Date for such participant, which shall be the last day of the month in which the Termination Event occurs (the "Termination Event Exercise Date"). The participant's option shall be deemed to have been exercised automatically on the Termination Event Exercise Date.

       b. Upon a participant's ceasing to be an Employee other than by reason of such Employee's death, disability or retirement, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Plan Year but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13.           Stock.

       a. Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be One Million Shares (1,000,000) shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to the lesser of
              (i) 100,000 shares or (ii) a lesser amount determined by the Board.

       b. The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

       c. Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.           Administration. The Plan shall be administered by the Committee.
       The Committee shall have full power and authority to administer the Plan, to interpret and construe any provision of the Plan finally and conclusively with respect to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan, providing for matters not specifically covered thereby, and to alter, amend or revoke any rules or regulations so adopted.


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       Every finding, decision and determination made by the Board or the
       Committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.           Designation of Beneficiary.

       a. A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option.

       b. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from a Plan Year in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

       a. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Plan Year (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or


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              decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

       b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Plan Year then in progress shall be shortened by setting a new Exercise Date (the "Dissolution or Liquidation Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The Dissolution or Liquidation Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Committee shall notify each participant in writing, at least ten
              (10) business days prior to the Dissolution or Liquidation Exercise Date, that the Exercise Date for the participant's option has been changed to the Dissolution or Liquidation Exercise Date and that the participant's option shall be exercised automatically on the Dissolution or Liquidation Exercise Date, unless prior to such date the participant has withdrawn from the Plan Year as provided in Section 10 hereof.

       c. Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, in a transaction in which the Company is not the surviving corporation of such merger, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Plan Year then in progress shall be shortened by setting a new Exercise Date (the "Merger or Asset Sale Exercise Date") and any Plan Years then in progress shall end on the Merger or Asset Sale Exercise Date. The Merger or Asset Sale Exercise Date shall be before the date of the Company's proposed sale or merger. The Committee shall notify each participant in writing, at least ten (10) business days prior to the Merger or Asset Sale Exercise Date, that the Exercise Date for the participant's option has been changed to the Merger or Asset Sale Exercise Date and that the participant's option shall be exercised automatically on the Merger or Asset Sale Exercise Date, unless prior to such date the participant has withdrawn from the Plan Year as provided in
              Section 10 hereof.

20.           Amendment or Termination.

       a. The Board (or the Committee) may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that a Plan Year may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan Year or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option


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              theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

       b. Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or the Committee) shall be entitled to change the Plan Years, limit the frequency and/or number of changes in the amount withheld during a Plan Year, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion to be advisable which are consistent with the Plan.

       c. In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

              i.            altering the Purchase Price for any Plan Year
                     including a Plan Year underway at the time of the change in Purchase Price;

              ii.           shortening any Plan Year so that Plan Year ends on a
                     new Exercise Date, including a Plan Year underway at the time of the Committee action; and

              iii.          allocating shares.

              Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

              As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being


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       purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company and shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.; provided, however, that the Plan shall be null and void and of no force and effect in the event that the shareholders of the Company fail to approve the Plan within twelve (12) months after its adoption by the Board.

24. Governing Law. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

25. No Continued Employment. The Plan does not constitute a contract of employment or continued service, and participation in the Plan will not give any Employee the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

26. Treatment as Stockholder. Any contribution made by a participant under the Plan shall not create any rights in such participant as a stockholder of the Company until shares of Common Stock are registered in the name of such person.

27. No Liability. No liability whatsoever shall attach to or be incurred by any past, present or future shareholders, officers, directors or members of any committee of the Board, as such, of the Company, under or by reason of any of the terms, conditions or agreements contained in the Plan or implied therefrom, any and all liabilities of, and any and all rights and claims against the Company, or any shareholder, officer, director or committee member, as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan, are hereby expressly waived and released by every participant, as a part of the consideration for any benefits provided by the Company under the Plan.

28. Indemnification. With respect to administration of the Plan, the Company shall indemnify each past, present and future member of the Committee and the Board against, and each member of the Committee and the Board shall be entitled without further act on his or her part to indemnity from the Company, for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he or she may be involved by reason of his or her being or having been a member of the Committee or the Board, whether or not he or she continues to be a member of the Committee or the Board at the time of incurring such expenses; provided, however, that such indemnify shall not include any expenses incurred by any member of the Committee or the Board (a) in respect of matters as to which he or she shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his or her duty as a member of the Committee or the Board, or (b) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided, further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any member of the Committee or the Board unless, within 60 days after institution of any such action, suit or proceeding, he or she shall have offered the Company, in writing, the opportunity to handle and defend same at its


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

       own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and the Board and shall be in addition to all other rights to which such member of the Committee or the Board may be entitled as a matter of law, contract, or otherwise.


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